Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2012

Net earnings per diluted share from continuing operations rise to $1.08 for the fourth quarter and to $3.76 for fiscal year 2012; revenues rise to $756 million for the fourth quarter and to $2.8 billion for the fiscal year

PALO ALTO, Calif., Oct. 25, 2012 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings from continuing operations of $1.08 per diluted share in the fourth quarter of fiscal year 2012, up 14 percent from $0.95 in the year-ago quarter. Net earnings per diluted share from continuing operations for fiscal year 2012 climbed to $3.76, up 9 percent from $3.44 in fiscal year 2011.

Varian’s company-wide revenues totaled $756 million for the fourth quarter of fiscal 2012, up 5 percent from the year-ago quarter. Revenues for fiscal year 2012 were $2.8 billion, up 8 percent from the fiscal year 2011 total. Excluding proton revenues from the comparisons, fourth quarter revenues were up 9 percent from the year-ago quarter and up 8 percent for the fiscal year. The company ended fiscal year 2012 with a $2.8 billion backlog, up 12 percent from the end of fiscal year 2011.

“Varian’s core Oncology Systems and X-Ray Products businesses achieved solid growth in net orders and revenues helped by customer demand around the world for our newer products,” said Dow R. Wilson, president and CEO of Varian Medical Systems. “Margins for our core businesses came in line with our expectations for the quarter given our continued shift to international markets and the comparable strength of the U.S. dollar. Our fourth quarter performance ends what has been a challenging year on a positive note.”

The company finished the fiscal year with $705 million in cash and cash equivalents and $161 million of debt. Cash flow from operations for the fiscal year was $493 million. During the fourth quarter, the company spent $85 million to repurchase 1.4 million shares of common stock. The company ended the quarter with accounts receivable days sales outstanding of 85, up 5 days from the year-ago quarter.

Oncology Systems

Oncology Systems’ fourth quarter revenues totaled $590 million, up 7 percent from the same period of fiscal year 2011, and fiscal year revenues were $2.2 billion, up 8 percent from fiscal year 2011. Fourth-quarter net orders were $789 million, up 10 percent versus the comparable year-ago period in both North America and the international markets. Net orders for the fiscal year rose to $2.4 billion, up 7 percent from the last fiscal year, with a 5 percent gain in North America and an 8 percent increase in international markets which represented 55 percent of Oncology net orders for the fiscal year. On a constant currency basis, Oncology Systems fourth quarter net orders were up 12 percent, with 14 percent growth in international markets led by 20 percent plus growth in demand in both Europe and Asia.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2012	Page 2

 “We continued to see strong demand for Oncology services as well as our newer radiotherapy and radiosurgery products including TrueBeam and our RapidArc technology,” said Wilson. “We also saw some major wins in our software business.”

X-Ray Products

Fourth quarter revenues for the X-Ray Products business were $130 million, up 9 percent from the year-ago quarter, and revenues for fiscal year 2012 were $493 million, up 5 percent from the prior fiscal year. Compared to the corresponding periods in fiscal year 2011, X-Ray Products’ fourth quarter net orders rose 15 percent to $145 million, and fiscal year net orders rose 5 percent to $506 million.

“Our X-Ray Products business had a strong fourth quarter with robust orders growth and share expansion from our panel products that offset weaker tube orders caused by ongoing softness in the global market for X-ray imaging equipment,” said Wilson. “New products introduced during the second half of the year began to contribute to the growth of this business. X-Ray Products’ fourth quarter margins rose strongly due to a larger mix of panel revenues as well as successful cost containment initiatives and improved quality costs.”

Other

The company’s Other category, which is comprised of the Security and Inspection Products business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded fourth quarter revenues of $36 million versus $51 million in the year-ago quarter when the company recognized a substantial amount of proton revenue. Revenues from the Other category for fiscal year 2012 totaled $125 million, up 18 percent from fiscal year 2011 levels.

Proton revenues approximating $5 million from the ongoing Scripps installation in San Diego were recognized during the quarter under contract accounting rules using the percentage of completion method.

Net orders for the Other category were $30 million for the quarter, down from $124 million in the year ago quarter when the company booked a large proton order. Compared to fiscal year 2011, Other category net orders for fiscal year 2012 rose 7 percent to $216 million, including two proton orders totaling over $120 million.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2012	Page 3

Outlook

“Our company is positioned for growth by focusing on continuous innovation, expanding our global presence, building our software and service franchises and commercializing protons,” said Wilson. “We are also enhancing our operational performance through productivity initiatives in all parts of the company. As part of this effort, we will be taking a restructuring charge in the first quarter of fiscal year 2013.

“For fiscal year 2013, we believe that revenues could increase by 8 to 9 percent over the fiscal 2012 total,” added Wilson. “Including an estimated $0.06 to $0.08 effect from the pending medical device excise tax, fiscal year 2013 net earnings per diluted share should be in the range of $4.06 to $4.16. For the first quarter of fiscal year 2013, total company revenues could increase by about 8 to 9 percent over the prior year quarter. Net earnings per diluted share, including the planned restructuring charge of $0.02 to $0.03, should be in the range of $0.83 to $0.88.”

Investor Conference Call

Varian Medical Systems is scheduled to conduct its fourth quarter fiscal year 2012 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-800-901-5217 from inside the U.S. or 1-617-786-2964 from outside the U.S. and enter confirmation code 89133899. The replay can be accessed by dialing 1 888 286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 23435173. The telephone replay will be available through 5 p.m. PT, Friday, October 26, 2012.

For automatic “e-mail alerts” regarding Varian news, events, and new investor materials on the website, investors can subscribe on the company website: http://varian.investorroom.com/index.php?s=58. For additional information, contact investor relations at 1 650 424-5834.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 6,100 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2012	Page 4

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as TrueBeam and radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “could,” “believe,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further health care reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; challenges associated with the successful commercialization of the company’s particle therapy business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products, including those located in Japan; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2012	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 QTR 2012	Q4 QTR 2011	Q4 YTD 2012	Q4 YTD 2011
Net orders	$963.6	967.9	3,121.9	2,933.5
Oncology Systems	788.6	717.2	2,400.1	2,249.5
X-Ray Products	145.3	126.3	505.6	482.8
Security & Inspection Products	29.0	35.8	89.9	109.9
Varian Particle Therapy	0.7	88.6	125.7	90.9
Ginzton Technology Center	-	-	0.6	0.4

Order backlog	$2,844.3	2,529.5	2,844.3	2,529.5

Revenues	$756.1	719.0	2,807.0	2,596.7
Oncology Systems	590.1	549.1	2,189.5	2,021.9
X-Ray Products	130.1	119.0	492.6	469.2
Other	35.9	50.9	124.9	105.6

Cost of revenues	$432.9	418.7	1,610.7	1,460.8

Gross margin	323.2	300.3	1,196.3	1,135.9
As a percent of revenues	42.8%	41.8%	42.6%	43.7%
Operating expenses
Research and development	45.9	43.9	185.7	170.7
Selling, general and administrative	109.5	96.7	416.5	376.8

Operating earnings	167.8	159.7	594.1	588.4
As a percent of revenues	22.2%	22.2%	21.2%	22.7%

Interest income, net	0.7	0.1	1.8	0.3

Earnings from continuing operations before taxes	168.5	159.8	595.9	588.7

Taxes on earnings	48.3	49.4	168.9	180.1

Earnings from continuing operations	120.2	110.4	427.0	408.6
As a percent of revenues	15.9%	15.4%	15.2%	15.7%

Loss from discontinued operations – net of taxes (1)	-	(9.7)	-	(9.7)

Net earnings	$120.2	100.7	427.0	398.9

Net earnings (loss) per share – basic:
Continuing operations	$1.09	0.97	3.83	3.50
Discontinued operations (1)	-	(0.09)	-	(0.08)
Net earnings per share	$1.09	0.88	3.83	3.42

Net earnings (loss) per share – diluted:
Continuing operations	$1.08	0.95	3.76	3.44
Discontinued operations (1)	-	(0.08)	-	(0.08)
Net earnings per share	$1.08	0.87	3.76	3.36

Shares used in the calculation of net earnings (loss) per share:
Average shares outstanding - basic	110.0	114.4	111.4	116.7
Average shares outstanding - diluted	111.6	116.2	113.5	118.7

(1) The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2012	Page 6

Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	September 28,	September 30,
	2012	2011 (1)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$704,570	$564,457
Short-term investment	49,709	19,205
Accounts receivable, net	691,806	635,153
Inventories	457,869	409,962
Deferred tax assets and other	266,561	225,840
Total current assets	2,170,515	1,854,617

Property, plant and equipment	653,424	601,115
Accumulated depreciation and amortization	(356,832)	(315,221)
Property, plant and equipment, net	296,592	285,894

Goodwill	222,242	212,452
Other assets	189,377	145,798
Total assets	$2,878,726	$2,498,761

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$180,736	$154,946
Accrued expenses	336,568	290,009
Deferred revenues	130,883	140,173
Advance payments from customers	380,545	299,380
Product warranty	52,799	50,128
Short-term borrowings	155,000	181,400
Current maturities of long-term debt	-	9,876
Total current liabilities	1,236,531	1,125,912
Other long-term liabilities	126,169	122,708
Long-term debt	6,250	6,250
Total liabilities	1,368,950	1,254,870

Stockholders’ Equity
Common stock	109,407	112,344
Capital in excess of par value	563,875	500,922
Retained earnings and accumulated other comprehensive loss	836,494	630,625
Total stockholders’ equity	1,509,776	1,243,891
Total liabilities and stockholders’ equity	$2,878,726	$2,498,761

(1) The condensed consolidated balance sheet as of September 30, 2011 was derived from audited financial statements as of that date.